Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0451872014-8
Barbara K. Cegavske	Filing Number 20211211762
Secretary of State State Of Nevada	Filed On 2/2/2021 11:23:00 AM
	Number of Pages 6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: One World Pharma, Inc. Entity or Nevada Business Identification Number (NVID): NV20141558796
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Of the 10,000,000 shares of preferred stock, $0.001 par value per share, 300,000 shares are designated as Series B Preferred Stock.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 2/2/21

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

CERTIFICATE OF DESIGNATION OF THE

SERIES B PREFERRED STOCK

OF

ONE WORLD PHARMA, INC.

Pursuant to Section 78.1995 of the

Nevada Revised Statutes

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby fixes the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series B Preferred Stock; and

RESOLVED FURTHER, that the Corporation is authorized to issue Series B Preferred Stock on the following terms and with the provisions herein set forth:

1. Designation and Number of Shares. Of the 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), authorized pursuant to Article 3 of the Articles of Incorporation, Three Hundred Thousand (300,000) shares are hereby designated as Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) having a stated value of Fifteen Dollars ($15.00) per share (the “Stated Value”).

2. Rank. The Series B Preferred Stock shall rank: (i) junior to the Series A Preferred Stock of the Corporation and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (the “Senior Securities”); (ii) prior to all of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”); (iii) prior to any other series of preferred stock or any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (collectively, with the Common Stock, “Junior Securities”); and (iv) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3. Liquidation Preference.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation”), each holder of Series B Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to the Stated Value per share (subject to adjustment in the event of stock splits, combinations or similar events) plus an amount equal to any accrued and unpaid dividends, if any. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

(b) Upon the completion of the distributions required by Section 3(a), the remaining assets of the Company legally available for distribution, if any, shall be distributed to the holders of the Junior Securities.

(c) Notwithstanding the foregoing, upon any Liquidation, each holder of Series B Preferred Stock shall be entitled to receive, for each share of Series B Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation pursuant to Section 3(a) (without giving effect to this Section 3(c)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation.

(d) For purposes of this Section 3, (i) a merger or consolidation, (ii) a sale of all or substantially all of the assets of the Corporation or (iii) an acquisition of fifty (50%) percent or more of the voting power or equity interests of the Corporation by a single person or “group” (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended) shall be considered a Liquidation, provided that a transaction described in subclause (i) above shall not be considered a Liquidation if the holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving Corporation immediately thereafter. The provisions of this Section 3(d) may be waived in writing by the holders of a majority of the then outstanding shares of Series B Preferred Stock.

4. Dividends. The Series B Preferred Stock will not be entitled to dividends unless the Corporation pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series B Preferred Stock will be entitled to receive dividends of cash or property in an amount or value equal to the number of Conversion Shares into which such shares of Series B Preferred Stock is then convertible into, multiplied by the amount paid in respect of one share of Common Stock. Any dividend payable to the Series B Preferred Stock will have the same record and payment date and terms as the dividend is payable on the Common Stock.

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5. Conversion Rights. Shares of the Series B Preferred Stock shall convert into Common Stock as follows:

(a) Conversion at the Option of the Holder. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series B Preferred Stock shall have the right at such holder’s option, at any time or from time to time, to convert any of such shares of Series B Preferred Stock into the number of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) as is determined pursuant to Section 5(b) below.

(b) Conversion Amount. Each share of the Series B Preferred Stock shall be convertible into that number of fully paid and non-assessable Conversion Shares equal to the Stated Value divided by the conversion price in effect at the time of conversion (the “Conversion Price”), determined as hereinafter provided. The Conversion Price shall initially be $0.15 per share. The Conversion Price shall be subject to adjustment as set forth in Section 7 hereof.

(c) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice (“Conversion Notice”) to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. All Common Stock which may be issued upon conversion of the Series B Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(d) Authorized Shares. At all times that any shares of Series B Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon conversion into Common Stock of all shares of Series B Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series B Preferred Stock shall be proportionately increased.

6. Priority. The Corporation may create, authorize and issue, in the future, without the consent of holders of the Series B Preferred Stock, other series of preferred stock which rank junior to the Series B Preferred Stock as to dividend and/or liquidation rights. The Corporation shall not create, authorize or issue any series of preferred stock which is senior to or pari passu to the Series B Preferred Stock as to dividend and/or liquidation rights without the consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

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7. Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series B Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a) In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In case of any reorganization, reclassification or change of the Common Stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the Corporation is the continuing entity), or any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity (other than a consolidation or merger in which the Corporation is the continuing entity), or of any sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other person or entity, each share of Series B Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock would have been converted prior to such transaction.

8. Redemption. The Series B Preferred Stock does not have any redemption rights.

9. Voting Rights.

(a) In addition to any other rights provided for herein or by law, the holders of Series B Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect (subject to the provisions of the next sentence) as such Common Stock holders. In any such vote each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of whole shares of Common Stock into which a share of Series B Preferred Stock is then convertible, calculated to the nearest whole share.

(b) In the event the holders of the Series B Preferred Stock are required to vote as a class, the affirmative vote of holders of a majority of the then outstanding shares of Series B Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series B Preferred Stock, such approval shall bind all holders of Series B Preferred Stock.

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(c) The terms of the Series B Preferred Stock may be amended, modified or waived only with the consent of the holders of a majority of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose.

10. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

11. No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

12. Notices. The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

13. Return of Status as Authorized Shares. Upon a Conversion or any other repurchase, redemption or extinguishment of all of the Series B Preferred Stock, the shares converted, repurchased, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

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